SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

POPE & TALBOT, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POPE & TALBOT, INC.

SUPPLEMENT TO NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

On April 3, 2007, Pope & Talbot, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its Annual Meeting of Shareholders to be held on May 10, 2007 (the “Annual Meeting”). The following supplemental information is being made available to shareholders of the Company on April 17, 2007.

Election of Directors

On April 13, 2007, Michael Flannery resigned as the Chairman of the Board, President and Chief Executive Officer of the Company, and as a director of the Company, and announced his retirement as an employee of the Company to be effective on June 30, 2007. Also on April 13, 2007, the Company hired Harold N. Stanton to join the Company as President and Chief Executive Officer, and named Lionel G. Dodd, the current Presiding Director of the Company’s Board of Directors, to the position of non-executive Chairman of the Board, both effective immediately.

Mr. Flannery was named as a nominee for re-election as a director of the Company in the Proxy Statement. However, Mr. Flannery’s resignation as a director was accompanied by his withdrawal as a candidate for re-election as a director. Notwithstanding language in the Proxy Statement and the form of proxy card to the contrary, Mr. Flannery will not be nominated for election as a director at the Annual Meeting, and the proxies will not be voted for his election as a director. No other nominee for election as a director will be named in his place, and the Board of Directors has taken action to reduce the number of directors so there is no current vacancy on the Board.

Additional Information

The following additional information regarding the change in the Company’s Chief Executive Officer has been included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2007 (the “8-K”).

Harold N. Stanton, age 56, has been a director of the Company since December 2006. In February 2007, he retired from Louisiana Pacific Corporation. From 2004 to 2007, Mr. Stanton was Executive Vice President of Specialty Products and Sales/Marketing for Louisiana Pacific Corporation. From 2002 to 2004, he was Vice President of Oriented Strand Board. From 1997 to 2002, Mr. Stanton held various executive level positions with Louisiana Pacific Corporation. From 1990 to 1997, Mr. Stanton worked for International Paper Company, where he held various management positions.

Mr. Stanton’s starting salary is $574,000 per year and his target cash bonus under the Company’s Executive Incentive Plan is 50% of salary. On April 13, 2007, he was granted a stock option for 30,000 shares vesting 20% at the end of each six-month period from the grant date and a restricted stock grant for 20,000 shares vesting 20% upon grant and 20% at the end of each six-month period from the grant date . Mr. Stanton is eligible for change in control severance benefits under the Company’s standard form of executive severance agreement, and for supplemental retirement benefits under the Company’s standard form of supplemental retirement agreement.

On April 13, 2007, the Company entered into a Retirement and Severance Agreement with Michael Flannery, including a general waiver and release of claims by Mr. Flannery. The agreement provides that Mr. Flannery will remain as an employee of the Company with no reduction in salary or benefits until June 30, 2007 to consult with and assist Mr. Stanton with transition issues. In addition to the benefits to which he is entitled in connection with his retirement under existing plans and agreements, the agreement provides for (a) the vesting of all 35,236 shares of Mr. Flannery’s unvested restricted stock (having a total value of approximately $260,000 based on the closing market price for the Company’s stock on April 13, 2007), and (b) an additional supplemental retirement benefit of $3,028 per month for the longer of his life or 60 months, representing the difference between the monthly retirement benefits he will receive under the Company’s Pension Plan and Supplemental Executive Retirement Income Plan based on his early retirement and the monthly benefits he would have received under those plans if he had remained with the Company at his current salary through his 65th birthday in January 2009 (with such benefit having an actuarial present value of approximately $408,000). A copy of the Retirement and Severance Agreement has been filed as an exhibit to the 8-K.